EXHIBIT INDEX

Exhibit Number      Description

99.1      Earnings Press Release for the quarter ended September 30, 2007.

Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
C. Allan Ducker, III
Chief Executive Officer
CommunitySouth Bank & Trust
864-306-2540

aducker@csbat.com

COMMUNITYSOUTH ANNOUNCES CONTINUED STRONG GROWTH,
ASSETS GREW 39.7% YEAR-TO-DATE, EARNINGS INCREASED 34.0% YEAR-TO-DATE

Easley, SC -- October 25, 2007 -- CommunitySouth Financial Corporation (OTCBB: CBSO), parent company of CommunitySouth Bank & Trust, serving the Upstate of South Carolina, today announced that net income for the quarter ended September 30, 2007 was $459,731, or $0.09 per diluted share, compared to net income of $390,707, or $0.08 per diluted share, for the previous year third quarter, an increase of 17.7%.

Earnings for the first nine months of 2007 totaled $1,130,232, or $0.22 per diluted share, compared with net income of $843,247, or $0.17 per diluted share, for the same period in 2006.

Highlights for the third quarter of 2007 include the following:

•      Total assets ended the quarter at $346.9 million, an increase of 8.5% for the quarter. Year-to-date assets grew 39.7%.

•      Total loans grew 9.8% for the quarter to $289.7 million. Total loans have grown 33.1% year-to-date.

•      Total deposits grew 8.7% for the quarter to $312.7 million. Year-to-date deposit growth is 44.1%.

•      Net interest income increased $726,590, or 36.1%, over the same period in the prior year. The increase in net interest income was a result of the Bank’s strong loan growth.

•      Loan yields decreased to 8.2% in the third quarter of 2007 from 8.3% in the third quarter of 2006, while deposit costs increased to 4.7% from 4.6% for the same period.

•      Net interest margin for the quarter ended September 30, 2007 was 3.5%, compared to 3.9% for the same period in the prior year. The decline was due mainly to repricing of interest bearing liabilities and continued competitive pressure on commercial loan pricing. Management is focusing on core deposit growth to lessen the dependence on higher cost certificates of deposit and wholesale funding.

•      Non-interest income increased $211,676, or 109%, over the same period in the prior year. The increase in non-interest income was a result of increased mortgage loan origination, and deposit and loan fees.

•      Non-interest expenses totaled $2.2 million for the third quarter, a 56.7% increase when compared to non-interest expenses for the third quarter of 2006. This increase in non-interest expense is reflective of the Company’s investment in additional branches and personnel, which have produced additional revenues and provided the infrastructure to support the Bank’s growth and expansion plans. This is also reflected in the Company’s efficiency ratio, which for the quarter ended September 30, 2007, was 68.7%, compared to 62.4% for the previous year quarter.

CommunitySouth Announces Continued Strong Growth for Third Quarter 2007 (page 2)

•      Return on average assets was 0.57% for the quarter ended September 30, 2007, compared to a return of 0.72% for the same period one year ago.

•      Return on average shareholders’ equity was 5.9% for the quarter ended September 30, 2007, compared to a return of 5.3% for the same period a year ago.

•      We believe credit quality remained strong with no 90 day delinquencies at quarter-end.

CommunitySouth’s performance has been extremely strong compared to peer banks. According to second quarter 2007 data, the latest information supplied by SNL Financial, the leading financial information provider for the financial services industry, CommunitySouth ranked fourth in asset size and third in LTM annual income among the 24 east coast banks that opened in 2005.

“CommunitySouth continues to make steady progress toward its strategic goals of above average growth and profitability,” said C. Allan Ducker, III, Chief Executive Officer of CommunitySouth. “Overall, we are very pleased with our quarter and year-to-date results, especially given the current interest rate environment and the tightening credit market. We are optimistic about our continued growth opportunities, especially with the recent opening of our new Greenville office. Additionally, management continues to intensely focus on lowering our overall funding costs, primarily through increasing our core funding, which has grown $23.4 million or 68.6% year-to-date.”

CommunitySouth’s stock is quoted on the Over the Counter Bulletin Board under the symbol CBSO.

About CommunitySouth Bank & Trust:

CommunitySouth Bank & Trust (OTCBB: CBSO) commenced operations in the Upstate of South Carolina on January 18, 2005. After completing what was at the time the largest initial public offering ever to fund a South Carolina-based bank, the Company capitalized with $30 million and has since grown assets to over $346 million. In operation for over two and a half years, CommunitySouth is one of the fastest growing and most profitable de novo banks compared to peer banks that also opened during 2005.

CommunitySouth is headquartered in Easley, South Carolina and currently operates full-service offices in Greenville, Spartanburg, Anderson, Greer, Mauldin, and Easley. The Company also operates investment, insurance and full-service mortgage divisions.

CommunitySouth offers a complete line of banking products and services, including commercial, consumer and mortgage loans, personal and business checking and savings accounts, free online banking and bill pay, nationwide free ATMs, free business courier service, remote deposit service, courtesy overdraft coverage, and more.

For additional information, please call us at 864-306-2540, toll-free at 866-421-CSBT, or visit www.communitysouthbankandtrust.com .

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future profitability, growth, plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.. For a more detailed description of factors that could cause such differences, please see our filings with the SEC.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Summary Consolidated Financial Data

Our summary consolidated financial data as of and for the three months ended September 30, 2007 and 2006 have not been audited but, in the opinion of our management, contain all adjustments necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months ended September 30,
	2007	2006
(In thousands, except per share dollar amounts)
Summary Results of Operations Data:
Interest Income	$6,153	$4,148
Interest expense	3,414	2,135
Net interest income	2,739	2,013
Provision for loan losses	362	358
Net interest income after provision for loan losses	2,377	1,655
Non-interest income	406	194
Non-interest expense	2,159	1,378
Income before taxes	624	471
Income tax expense	165	80
Net income	$459	$391

Per Share Data:
Net income, basic	$0.10	$0.08
Net income, diluted	$0.09	$0.08
Book Value	$6.60	$6.27

Weighted average number of shares outstanding:
Basic	4,699	4,686
Diluted	5,090	5,043

Performance Ratios:
Return on average assets (1	0.57%	0.72%
Return on average equity (1	5.94%	5.31%
Net interest margin (1)	3.52%	3.85%
Efficiency ratio (2)	68.64%	62.44%
(1)Annualized for the three month periods
(2)Computed by dividing non-interest expense by the sum of net interest income and non-interest income.

Summary Balance Sheet Data:
Assets	$346,872	$236,370
Investment Securities	25,304	371
Loans	289,678	193,756
Allowance for loan losses	4,074	2,751
Deposits	312,706	205,392
Shareholder equity	31,008	29,365

Bank Capital Ratios:
Total risk-based capital ratio	10.20%	14.12%
Tier 1 risk-based capital ratio	8.96%	12.87%
Leverage Ratio	8.98%	12.78%
Growth ratios since September 30, 2006:
Percentage change in assets	46.75%
Percentage change in loans	49.51%
Percentage change in deposits	52.25%

Percentage change in equity	5.60%

Other data as of September 30, 2007:
Allowance for loan losses to total loans	1.41%
Loan to deposit ratio	92.64%